Exhibit 99.1

VITAL THERAPIES ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS

SAN DIEGO, November 7, 2018 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq: VTL), a biotherapeutic company that has been developing ELAD®, a cell-based therapy targeting the treatment of acute forms of liver failure, today announced results for the third quarter ended September 30, 2018.

Recent Developments

As reported in September, the Company’s VTL-308 clinical study of ELAD in the treatment of severe alcoholic hepatitis failed to meet either its primary or secondary endpoints. As a result, the Company ceased any further development of the ELAD System in the United States and Europe. As previously announced, the Company has also retained Ladenburg Thalmann & Co. Inc. as its strategic financial advisor to assist in the review of the Company's business and assets and to explore strategic opportunities for enhancing stockholder value, including the potential sale or merger of the Company. The Company cannot guarantee that this process will culminate in a transaction.

In an effort to preserve cash while the Company assesses its options, the Company underwent a reduction in force of approximately 85% of its workforce in September 2018. In furtherance of the goal to conserve cash, the Board of Directors also reduced its size from nine to four members.
In addition, recent work in the Company's normothermic liver perfusion program was highlighted in an October 31, 2018 article in the Philadelphia Inquirer. The Company is performing this research and development with several universities and hospitals in the U.S. and the United Kingdom. The objective of the program is to increase the viability and availability of donor livers that otherwise would not be deemed fit for transplantation by perfusing such livers with a solution containing C3A cell-conditioned media.

Third Quarter 2018 Financial Results

Cash Position

Cash and cash equivalents at September 30, 2018, totaled $17.8 million compared to $56.9 million at December 31, 2017. The Company expects its ongoing use of funds will change based on, among other things, the strategic options that it determines to pursue.

Results of Operations

Three Months Ended September 30, 2018

The Company reported a net loss of $11.9 million for the three months ended September 30, 2018, which compared with a net loss of $12.5 million for the same prior year period. This resulted in a net loss of $0.28 per share for the three months ended September 30, 2018, as compared to a net loss of $0.30 per share for the corresponding period in 2017, on both a basic and diluted basis.

Research and development expenses decreased to $6.0 million for the three months ended September 30, 2018 as compared to $9.7 million for the three months ended September 30, 2017.

15010 Avenue of Science, Suite 200, San Diego, California, USA 92128
Tel 858.673.6840 Fax 858-673-6843 www.vitaltherapies.com

General and administrative expenses were $2.5 million for the three months ended September 30, 2018, as compared to $3.0 million for the three months ended September 30, 2017.

Vital Therapies, Inc. is based in San Diego, California.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our ongoing operations and strategic opportunities or implying that we will be successful in realizing such an opportunity. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

Risks and uncertainties include, but are not limited to, those concerning or implying the Company will be successful in identifying or entering into any strategic opportunities or that the Company will be able to enhance or maximize shareholder value. Risks and uncertainties related to this process include, but are not limited to, whether desirable products and combinations can be identified, and the Company’s ability to conserve cash or to raise funds sufficient to acquire products or attract a partner. In addition, substantially all of the Company’s clinical, manufacturing, quality, regulatory and medical personnel are no longer employees and, if the Company does not or is unable to retain certain remaining personnel, it may be difficult to complete a transaction. The Company’s existing or future liabilities, could also be seen as detrimental to any potential partners. There can be no assurance that the Company will be able conserve sufficient cash, raise additional funding on reasonable terms or at all, or complete any transaction.
These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Annual Report on Form 10-Q for the quarter ended September 30, 2018. These forward-looking statements speak only as of the date hereof, and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.
Contact:

Vital Therapies, Inc.
Investor Relations
858-673-6840
InvestorRelations@vitaltherapies.com

Vital Therapies, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2018	December 31, 2017

Cash and cash equivalents	$17,798	$56,901
Prepaid expenses and other current assets	1,263	1,220
Property and equipment, net	890	2,155
Other assets	37	108
Total assets	$19,988	$60,384

Accounts payable, accrued expenses and other current
liabilities	$5,691	$10,281
Long-term liabilities	45	59
Stockholders' equity	14,252	50,044
Total liabilities and stockholders' equity	$19,988	$60,384

Vital Therapies, Inc.
Condensed Consolidated Statements of Operations
(unaudited and in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$5,989	$9,689	$24,805	$29,151
General and administrative	2,461	2,950	11,054	8,724
Severance costs	2,395	—	2,395	—
Impairment loss	1,219	—	1,219	—
Total operating expenses	12,064	12,639	39,473	37,875
Loss from operations	(12,064)	(12,639)	(39,473)	(37,875)
Other income (expense), net	123	158	462	385
Net loss	$(11,941)	$(12,481)	$(39,011)	$(37,490)

Net loss per share, basic and diluted	$(0.28)	$(0.30)	$(0.92)	$(0.96)

Weighted-average common shares
outstanding, basic and diluted	42,369,437	42,207,376	42,369,093	39,054,978

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